UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2020

EASTSIDE DISTILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38182	20-3937596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 SE Water Avenue, Suite 390

Portland, OR 97214

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (971) 888-4264

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.0001 par value	EAST	The Nasdaq Stock Market LLC
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As disclosed in Item 5.02 of this Current Report on Form 8-K filed by Eastside Distilling, Inc. (“Eastside”), effective July 1, 2020, Director Paul Block will be appointed as Chief Executive Officer of Eastside. Prior to his appointment, Mr. Block was the chair of the Nominating & Corporate Governance Committee and was a member of the Audit Committee and the Compensation Committee. Mr. Block will resign from all committees of the board of directors of Eastside (the “Board”) effective upon his appointment as Chief Executive Officer, and director Robert Grammen will become the lead independent director and be appointed chair of the Nominating & Corporate Governance Committee. Mr. Block will remain chair of the Board and a non-independent member of the Board.

As a result of the appointment of Mr. Block as Chief Executive Officer, Eastside will not be in compliance with Nasdaq Listing Rule 5605(b)(1), which requires Eastside’s Board to consist of a majority of independent directors. In addition, as a result of the resignations of Mr. Block from the Audit Committee, Eastside will not be in compliance with Rule 5605(c)(2)(A), which requires Eastside’s Audit Committee to be comprised of at least three independent directors. Eastside is reviewing independent director candidates to fill the vacancy on the Board and the Audit Committee in order to regain compliance on a timely basis in accordance with Nasdaq Listing Rules.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Transition and Separation Agreement

On June 25, 2020, we and Lawrence Firestone entered into an executive separation agreement, dated June 25, 2020 (the “Separation Agreement”), pursuant to which Mr. Firestone will transition his relationship as our Chief Executive Officer. The Separation Agreement provides that Mr. Firestone will resign as CEO upon our appointment of a successor, which will be Mr. Block. He will also assist and cooperate with Eastside, as needed, with any transfer of duties and further assist and act as a consultant or advisor to Eastside with any ongoing questions or issues or matters which may arise through December 31, 2020.

Further, the Separation Agreement provides that Mr. Firestone will (a) continue to receive his annual cash base salary of $250,000 in installments in accordance with and under the regular payroll schedule of Eastside until December 31, 2020, (b) continue to receive his existing health benefits until June 25, 2021 and (c) continue to vest the restricted stock units (the “RSUs”) that were granted or to be granted under his Executive Employment Agreement, dated November 12, 2019, between Eastside and Mr. Firestone, until December 31, 2020 as follows: the equivalent of $25,000 of RSUs for the quarter ending June 30, $25,000 of RSUs for the quarter ending September 30 and $25,000 of RSUs for the quarter ending December 31. The Separation Agreement also contains releases of claims and non-solicitation, non-competition, and confidentiality provisions.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants and agreements contained in the Separation Agreement and is subject to and qualified in its entirety by reference to the complete text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Appointment of CEO

The Board approved the appointment of Paul Block as Chief Executive Officer, effective July 1, 2020.

Paul Block, age 63, was appointed to our Board of Directors in April 2020 and currently serves as Chairman of the Board. Mr. Block also currently serves as a member of the board of directors of GLG Life Tech Corporation, a producer of zero calorie natural sweeteners, and served as president of GLG Life Tech Corporation from January 2019 to June 2020. Prior to GLG Life Tech Corporation, Mr. Block held numerous positions as a consumer goods executive, including as chief executive officer and member of the board of directors of SVP Worldwide, a consumer sewing machine company, as chief executive officer and member of the board of directors of Merisant Worldwide, the maker of the Equal Sweetener brand, and as chief executive officer of Sara Lee Retail Coffee & Tea USA, a retail coffee company. He also held various marketing and brand management positions with Allied Domecq PLC, Groupe Danone, Guinness and Miller Brewing Company earlier in his career. Mr. Block received his Bachelor of Science from Kent State University and participated in the Kellogg School of Management’s Advanced Executive Program for General Management.

Eastside has not yet finalized Mr. Block’s compensation.

Departure of Director

On June 25, 2020, as part of his transition and under the Separation Agreement, Mr. Firestone agreed to resign from the Board, effective July 30, 2020, the date of our annual meeting of shareholders. Mr. Firestone did not serve on any Board committees at the time of his resignation.

Resignation of Officer

On June 26, 2020, Robert Manfredonia resigned as President of Eastside, effective July 17, 2020.

Eastside’s press release announcing Mr. Block’s appointment as Chief Executive Officer and Mr. Firestone’s resignation is furnished hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Executive Separation Agreement, dated June 25, 2020, between Eastside and Lawrence Firestone
99.1	Press Release of Eastside Distilling, Inc. dated June 30, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2020

EASTSIDE DISTILLING, INC.

By:	/s/ Geoffrey Gwin
Geoffrey Gwin
Chief Financial Officer